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                                                                      EXHIBIT 21

                         Subsidiaries of NaviSite, Inc.


Subsidiary                                  Jurisdiction of Incorporation
----------                                  -----------------------------

Avasta, Inc.                                California
ClearBlue Technologies Management, Inc.     Delaware
ClearBlue Technologies/Chicago-Wells, Inc.  Delaware
ClearBlue Technologies/Las Vegas, Inc.      Delaware
ClearBlue Technologies/Los Angeles, Inc.    Delaware
ClearBlue Technologies/Milwaukee, Inc.      Delaware
ClearBlue Technologies/Oakbrook, Inc.       Delaware
ClearBlue Technologies/Vienna, Inc.         Delaware
Conxion Corporation                         California
Intrepid Acquisition Corp.                  Delaware
NaviSite Acquisition Corp.                  Delaware